                                                                      EXHIBIT 11

              ELECTRONIC TELE-COMMUNICATIONS, INC. AND SUBSIDIARY
                       COMPUTATION OF EARNINGS PER SHARE
         THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 1996 AND 1995

                                                     THREE MONTHS ENDED         SIX MONTHS ENDED
                                                           JUNE 30                  JUNE 30
                                                    1996           1995       1996        1995
                                                   ----------------------    --------------------
Weighted average common
 shares outstanding:
  Class A common                                    2,003,949   2,003,949
  Class B common                                      500,000     500,000

Net effect of dilutive stock options -
 based on the treasury stock method
 using averaged market price:
  Class A common                                         -           -
                                                   ----------------------
Total shares: *
 Class A common                                     2,003,949   2,003,949    2,003,949    2,003,949
                                                   ======================   =======================
 Class B common                                       500,000     500,000      500,000      500,000
                                                   ======================   =======================

Net earnings (loss)                                $ (128,485) $  187,599   $ (289,259)  $  (89,772)

Less dividends paid:
 Class A common                                          -           -         120,236      120,237
 Class B common                                          -           -            -            -
                                                   ----------------------   -----------------------
Undistributed earnings (loss)                      $ (128,485) $  187,599   $ (409,495)  $ (210,009)
                                                   ======================   =======================

Allocation of undistributed
 earnings (loss):
  Class A common                                   $ (102,829) $  150,138   $ (327,725)  $ (168,073)
  Class B common                                      (25,656)     37,461      (81,770)     (41,936)


Calculation of earnings (loss) per share:

Class A common:
 Dividends paid                                    $    -      $     -      $     0.06   $     0.06
 Allocation of undistributed
  earnings (loss)                                       (0.05)       0.08        (0.16)       (0.08)
                                                   ----------------------   -----------------------
 Earnings (loss) per Class A common                $    (0.05) $     0.08   $    (0.10)  $    (0.02)
                                                   ======================   =======================

Class B common:
 Dividends paid                                    $      -    $      -     $      -     $     -
 Allocation of undistributed
  earnings (loss)                                       (0.05)       0.08        (0.16)       (0.08)
                                                   ----------------------   -----------------------
 Earnings (loss) per Class B common                $    (0.05) $     0.08   $    (0.16)  $    (0.08)
                                                   ======================   =======================

* Total shares of Class A common and Class B common for the Six Months Ended June 30, 1996 and 1995, are calculated as the weighted average of the quarters included.





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